EXHIBIT 5.4

CONSENT

Reference is made to the technical report, dated March 29, 2012, titled OYU TOLGOI PROJECT – IDOP Technical Report (the “Report”).

In connection with the filing of Ivanhoe Mines Ltd.’s preliminary short form prospectus, dated May 22, 2012, all supplements thereto and all documents incorporated by reference therein (collectively, the “Prospectus”) and the registration statement on Form F-10, dated May 23, 2012, and any amendments thereto, including any post-effective amendments (collectively, the “Registration Statement”), I, L.J. Gillett, on behalf of AMC Consultants Pty Ltd., consent to the use of our name and references to the Report, or portions thereof, in the Prospectus and the Registration Statement and to the inclusion or incorporation by reference of information derived from the Report in the Prospectus and Registration Statement.

Yours truly,

/s/ L.J. Gillett
Title: Director/Global Practice Leader – Corporate Consulting Company: AMC Consultants Pty Ltd.

Date: May 23, 2012